Exhibit 12 under Form N-14


                        Dickstein Shapiro Morin & Oshinsky LLP
                                   2101 L Street NW
                               Washington, DC 20037-1526


                                   December 7, 2001

Federated Equity Funds, on behalf of its portfolio, Federated Capital Appreciation Fund
5800 Corporate Drive
Pittsburgh, Pennsylvania 15237

The Rightime Fund, Inc., on behalf of its portfolios,
The Rightime Blue Chip Fund
The Rightime MidCap Fund
218 Glenside Avenue
Wyncote, PA  19095

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax consequences of a transaction (the "Reorganization") in which all of the Assets of The Rightime Blue Chip Fund and The Rightime MidCap Fund (each an "Acquired Fund"), two portfolios of The Rightime Fund, Inc., a Maryland corporation (the "Corporation"), will be acquired by Federated Equity Funds, a Massachusetts business trust (the "Trust"), on behalf of its portfolio, Federated Capital Appreciation Fund (the "Acquiring Fund"), in exchange solely for Class A Shares in the Acquiring Fund (the "Acquiring Fund Shares") which shall thereafter be distributed to the shareholders of each Acquired Fund (the "Acquired Fund Shareholders") in liquidation of each Acquired Fund. Both the Trust and the Corporation are registered open-end management investment companies which qualify as regulated investment companies described in Section 851(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The terms and conditions of the Reorganization are set forth in an Agreement and Plan of Reorganization dated as of September 21, 2001, between the Trust and the Corporation (the "Agreement"). Capitalized terms not defined herein have the respective meanings given such terms in the Agreement. This opinion is rendered to you pursuant to paragraph 6.6 of the Agreement.

     We have reviewed and relied upon the Registration Statement on Form N-14 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the Reorganization, the certificates provided to us by the Trust and the Corporation in connection with the rendering of this opinion, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based  upon  and  subject  to  the   foregoing,   and  assuming   that  the
Reorganization will take place as described in the Agreement, we are of the opinion that, for federal income tax purposes:

     (a) Each Acquired Fund's transfer of all of its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares and the distribution of such Acquiring Fund Shares to its Acquired Fund Shareholders in liquidation of the Acquired Fund will constitute a "reorganization" withing the meaning of Section 368(a)(1)(C) of the Code, and with respect to each reorganization, the Acquiring Fund and the Acquired Fund each will be "a party to a reorganization" withing the meaning of Section 368(b) of the Code;

     (b) No gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of each Acquired Fund solely in exchange for the Acquiring Fund Shares;

     (c) No gain or loss will be recognized by either Acquired Fund upon the transfer of its Assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares or upon the distribution (whether actual or constructive) of such Acquiring Fund Shares to its Acquired Fund Shareholders in exchange for their shares of stock in the Acquired Fund (the "Acquired Fund Shares");

     (d) No gain or loss will be recognized by any Acquired Fund Shareholder upon the exchange of its Acquired Fund Shares for Acquiring Fund Shares;

     (e) The tax basis of the Assets of each Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization;

     (f) The aggregate tax basis of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by it immediately prior to the Reorganization;

     (g) The holding period of the Assets of each Acquired Fund in the hands of the Acquiring Fund will include the period during which such Assets were held by the Acquired Fund; and

     (h) The holding period of the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will include the period during which it held the Acquired Fund Shares exchanged therefore (provided the Acquired Fund Shares were held as capital assets on the date of the Reorganization).

     Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on the Acquiring Fund, either Acquired Fund or any Acquired Fund Shareholder with respect to any Asset as to which urealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     This opinion is expressed as of the date hereof and is based upon the Code, Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (the "Service"), and judicial decisions, all of which are subject to change either prospectively or retroactively. There can be no assurance that changes in the law will not take place which could affect the opinions expressed herein or that contrary positions may not be taken by the Service. We disclaim any undertaking to advise you with respect to any event subsequent to the date hereof.

     The opinions contained herein are limited to those matters expressly covered; no opinion is to be implied in respect of any other matter. This opinion is addressed solely to you and may not be relied upon by any other person without our prior written consent. We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   /s/ Dickstein Shapiro Morin & Oshinsky LLP

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